Exhibit 99.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HALFCOURT HOLDCO, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Halfcourt Holdco, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Halfcourt Holdco, Inc.”

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 5, 2026.

3. This Amended Restated Certificate of Incorporation (this “Certificate”) restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Certificate was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is “Big3 Basketball Holdings, Inc.” (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington (New Castle County), Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation. The Corporation is to have a perpetual existence.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [__] of which (i) [__] shares shall be Common Stock of the par value of $0.0001 per share (“Common Stock”), representing (a) [__] shares of Class A Common Stock (“Class A Common Stock”) and (b) [__] shares of Class B Common Stock (“Class B Common Stock”), and (ii) [__] shares shall be Preferred Stock of the par value of $0.0001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Rights of Class A Common Stock and Class B Common Stock.

(1) Voting. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate) of the stockholders of the corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by the DGCL. Except as otherwise expressly provided herein or required by the DGCL, each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder and each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder.

(2) Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Notwithstanding anything to the contrary herein, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Section C of this Article Fourth occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

(3) Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(4) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(5) Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to ten (10) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate.

(6) Third Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to ten (10) times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate.

(7) Increases and Decreases of Authorized Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (a) the exchange of all outstanding shares of Class B Common Stock and (b) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

C. Conversion of Class B Common Stock.

(1) Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

(2) Each share of Class B Common Stock held by any applicable Class B Holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock as follows:

(A) with respect to any Class B Holder, 5:00 p.m., New York City time, on the day immediately following such date on which such Class B Holder is no longer holding at least 50% of the shares of Class B Stock that such Class B Holder held immediately following the consummation of the Business Combination (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock);

(B) upon any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to voting control over such share by proxy or otherwise (each a “Transfer”), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock; and

(C) upon the death, incapacity, or, if applicable, adjudication of incompetency or placement under a guardianship or conservatorship by a court of competent jurisdiction of a Class B Holder. For the avoidance of doubt, for purposes of this Section 4(C)(2)(C), “incapacity” means a determination by a licensed physician that such Class B Holder has suffered a physical or mental impairment that renders such holder unable to perform the material duties customarily incident to the ownership and exercise of the rights of such shares of Class B Common Stock on a sustained basis for a period of at least ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) day period, or such other standard as the Board may reasonably and in good faith apply consistent with market practice.

Each of the conversions set forth in subsections (1) and (2) above shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent. Immediately upon the effectiveness of such automatic conversion, holders of such converted shares of Class B Common Stock shall be treated for all purposes as holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(3) Each share of Class B Common Stock shall be convertible at any time at the option of the holder into one fully paid and nonassessable share of Class A Common Stock upon written notice to the Corporation; provided, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

Permitted Transfers. The following shall not be considered a Transfer:

(i)	the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)	entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of shares of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii)	the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(iv)	entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a liquidation of the Corporation, business combination, or acquisition that has been approved by the Board of Directors;

(v)	any transfer by a holder of Class B Common Stock to (A) another Class B Holder, (B) any Permitted Trust or (C) any Permitted Entity (each, a “Permitted Transferee”);

(vi)	any transfer to the Corporation; or

(vii)	any transfer pursuant to a court order or by operation of law (including pursuant to a qualified domestic relations order or in connection with a divorce settlement), in each case so long as such transfer is for bona fide estate planning, tax planning, or succession planning purposes and does not involve a disposition for value (other than for nominal consideration or in connection with the settlement of the estate or similar arrangement).

(4) For purposes of this Article Fourth, the following definitions shall apply:

“Base Class B Shares” means the aggregate number of shares of Class B Common Stock outstanding immediately following the Business Combination:

“Business Combination” means the transactions contemplated by that certain Business Combination Agreement, dated as of June 12, 2026, by and among (i) the Corporation, (ii) Graf Global Corp., a Cayman Islands exempted company, (iii) BIG3 HoldCo LLC, a Delaware limited liability company, (iv) Halfcourt Merger Sub Inc., a Delaware corporation and (v) Halfcourt Merger Sub LLC, a Delaware limited liability company.

“Class B Holder” means a holder of shares of Class B Common Stock.

“Final Conversion Date” means:

(A) the date specified by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of Class B Common Stock;

(B) the date fixed by the Board that is no less than 10 days and no more than 30 days following the date that the number of outstanding shares of Class B Common Stock held by the Initial Class B Holders and their Permitted Transferees represents less than one-third of the Base Class B Shares; or

(C) the date that is ten (10) years from the closing of the Business Combination.

“Initial Class B Holder” means each of (i) BEK, LLC, (ii) O’Shea Jackson Sr. and (iii) BigFourH Holdings LLC.

“Permitted Entity” means:

(A) a corporation in which a Class B Holder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient voting control in the corporation, or otherwise has legally enforceable rights, such that such Class B Holder retains sole and exclusive voting control with respect to the Class B Shares held by such corporation;

(B) a partnership in which a Class B Holder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient voting control in the partnership, or otherwise has legally enforceable rights, such that such Class B Holder retains sole and exclusive voting control with respect to the Class B Shares held by such partnership; or

(C) a limited liability company in which a Class B Holder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient voting control in the limited liability company, or otherwise has legally enforceable rights, such that such Class B Holder retains sole and exclusive voting control with respect to the Class B Shares held by such limited liability company.

“Permitted Trust” means (i) a trust for the benefit of a Class B Holder and for the benefit of no other person, or (ii) a trust for the benefit of a Class B Holder and/or persons other than the Class B Holder so long as such Class B Holder has sole and exclusive voting control with respect to the Class B Shares held by such trust.

D. Further Issuances of Class B Common Stock. No additional shares of Class B Common Stock shall be issued at any time after the completion of the Business Combination without the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class, except for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate.

FIFTH:

A. The number of members of the entire Board shall be fixed, from time to time, exclusively by the Board, in accordance with the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

B. The Board shall consist of directors whose number shall be fixed exclusively by the Board.

C. Except as the DGCL may otherwise require, and subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the term and until his successor shall have been elected and qualified.

D. Directors may be removed from office at any time, with or without cause, only by the affirmative vote of holders of 66-2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws so provide.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws without the consent of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Notwithstanding anything to the contrary contained in this Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, the stockholders may adopt, amend, alter or repeal the Bylaws only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

C. Until the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders of the Corporation may be effected by written consent in lieu of a meeting. Following the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be taken by consent of the stockholders in lieu of a meeting.

D. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

F. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate.

SEVENTH:

A. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, automatically and without further action, upon the date of such amendment. Neither the repeal or modification of this paragraph A nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify and advance expenses to all persons made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to serve in such role and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Expenses (including attorneys’ fees) incurred by such person in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such person may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. The rights to indemnification and advancement of expenses conferred in this Article Seventh of this Certificate shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

D. Neither the repeal or modification of this Article Seventh, nor the adoption by amendment of this Certificate of any provision inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article Seventh, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:

A. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its current or former directors, officers or employees, agents or stockholders governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

B. If any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than the Court of Chancery of the State of Delaware (a “Foreign Action”) in the name of any stockholder, to the fullest extent permitted by law, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

TENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation, the Initial Class B Holders, or any of the Corporation’s non-employee directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future, and the Corporation renounces any expectancy that the Initial Class B Holders or any of the non-employee directors of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to the Initial Class B Holders or any of the non-employee directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth.

ELEVENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons named herein by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article Eleventh. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the stockholders may amend, alter, or repeal, or adopt any provision inconsistent with, any provision of Article Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, or Twelfth of this Certificate only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding shares of stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

TWELFTH: The Corporation will not be subject to Section 203 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, Halfcourt Holdco, Inc. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this            day of               , 2026.

HALFCOURT HOLDCO, INC.

By:
Name:
Title:

10